Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Casey’s General Stores, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-19179, 33-42907, 33-174560, and 33-174561) on Form S-8 of Casey’s General Stores, Inc. of our report dated June 27, 2014, except for note 2 and the restatement of the effectiveness of internal control over financial reporting for the material weakness, which are as of December 9, 2014, with respect to the consolidated balance sheets of Casey’s General Stores, Inc. and subsidiaries (the Company) as of April 30, 2014 and 2013, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2014, and the effectiveness of internal control over financial reporting as of April 30, 2014, which report appears in the April 30, 2014 Annual Report on Form 10-K/A of Casey’s General Stores, Inc. Our report dated June 27, 2014, except for note 2 and the restatement of the effectiveness of internal control over financial reporting for the material weakness, which are as of December 9, 2014, on the effectiveness of internal control over financial reporting as of April 30, 2014, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of April 30, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states controls over the review and approval of the federal excise tax returns by management with the requisite skill and knowledge, and recognition of the corresponding liability and expense were not designed and operating effectively. Our report refers to a revision of the financial statements for the correction of an immaterial error.

/s/ KPMG LLP

Des Moines, Iowa

December 9, 2014